                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                                Contact:  Larry Tannenbaum
                                                       Chief Financial Officer
                                                             650-940-4700

                          IRIDEX REPORTS THIRD QUARTER
                              OPERATING PERFORMANCE

MOUNTAIN VIEW, CA, October 19, 2004---IRIDEX Corporation (NASDAQ/NMS: IRIX) today reported results for the quarter ended October 2, 2004. Revenue for the quarter decreased 1.1% to $8.2 million from $8.3 million reported for the third quarter a year ago that ended September 27, 2003. The Company recorded a net loss of $720,000, or $0.10 per share for the third quarter of 2004 as compared with a net profit of $261,000, or $0.04 per share for the third quarter of 2003. Included in the third quarter 2004 net loss was a one-time charge of $1.2 million to establish a reserve for historical adjustments of state sales taxes. Additionally during the third quarter of 2004, the Company reserved approximately $300,000 for saleable, but aging and potentially excess inventory partially associated with the Company's recent introduction of new products.

Ophthalmology sales totaled $7.2 million, an increase of 4.3% compared with the third quarter of 2003. Dermatology sales were $1.0 million, a decrease of 28% compared with the third quarter in 2003. Total Domestic and International sales were down slightly compared to the third quarter in 2003. Since international sales are denominated in US dollars, foreign currency fluctuations had no material impact.

Year-to-date 2004 ophthalmology sales totaled $20.1 million, an increase of 7.9% compared with the first three quarters of 2003. Dermatology sales year-to-date were $3.6 million, a decrease of 17% compared with the first three quarters of 2003. Year-to-date International sales were up 12.1% while Domestic sales were down 1.9% compared to the first three quarters of 2003.

Cash and cash equivalents at quarter-end were $18.1 million as compared to $16.3 million at the end of the fourth quarter in 2003, January 3, 2004. Inventories were $8.4 million at the end of third quarter 2004, down from $8.7 million at the end of fourth quarter in 2003. Inventory turns continued to show improvement and were 2.2 at the end of Q3 2004 compared to 1.9 at the end of Q3 2003 and 1.8 for the 2003 fiscal year. Accounts receivable in Q3 2004 was $6.5 million, resulting in DSO of 69 days which was the same DSO reported in Q3 2003 as compared to the 66 days reported at the end of the fourth quarter in 2003.

"We are pleased with our two recent new product introductions, the IQ 810 in ophthalmology and the VariLite 532/940 in dermatology and we are encouraged by the year-over-year as well as the year to date growth in the ophthalmology business despite the typical seasonality of the third quarter," said Theodore A. Boutacoff, IRIDEX President and CEO. "Had it not been for the sales tax and inventory charges adjustments, we would have been profitable for the quarter."
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"The introduction of the VariLite in dermatology provides a cost effective alternative for treating 19 different dermatology indications and the dual wavelength expands on our existing platform to allow treatment of deeper larger vessels such as leg veins. The IQ 810, our top-of-the-line infrared laser system in ophthalmology, is designed to perform traditional and minimum intensity photocoagulation (MIP) retinal and glaucoma procedures. We will feature the IQ 810 at the 2004 annual meeting of the American Academy of Ophthalmology (AAO) in New Orleans. We have been notified by Dr. Elias Reichel, TTT4CNV Study Chairman and Associate Professor of Ophthalmology at Tufts University School of
Medicine, that he intends to present updated information on the TTT4CNV Clinical Trial for treating occult wet age-related macular degeneration (AMD) at the AAO RETINA SUBSPECIALITY DAY PROGRAM on Friday this week," continued Mr.
Boutacoff.

Sales Tax and Inventory Write Downs

During the third Quarter 2004 the Company completed a comprehensive review of its sales tax collection practices. Historically the Company had been collecting and remitting sales tax in only those states where it believed it had nexus. Based on this independent review, the Company will now begin to collect and remit sales taxes from customers in additional states and will attempt to enter into voluntary settlement agreements with certain states for the payment of prior period sales taxes and associated interest. As a result the Company has recorded a one-time charge of $1.2 million to establish a reserve for unpaid sales taxes and interest. The $1.2 million, which represents the current estimate of the amounts to be remitted to these states, could differ materially from the actual amount recorded.

Mr. Boutacoff explained the one-time charges. "IRIDEX has proactively adopted this sales tax collection policy to reflect current best corporate practices across the United States. We believe that the $1.2 million charge will cover the Company's potential sales tax obligation. We will not pursue historical sales tax collection from our customers, but plan to collect sales taxes on all future sales. Additionally, in light of our new product introductions, the Company believes that it is prudent at this time to reserve $300,000, for saleable, but aging and potentially excess inventory."

CONFERENCE CALL

IRIDEX management will conduct a conference call today at 2:00 p.m. PST/5:00 p.m. EST. Interested parties may access the live conference call via by dialing
(800) 591-6930 US or (617) 614-4908 International and entering Passcode 90217982, or visit the Company's website at www.iridex.com. A webcast version of the Company's conference call will also be available by 4:00 p.m. PST/ 7:00 p.m. EST today on the Company's website, www.iridex.com. In addition, a telephone replay will be available beginning on October 19, 2004 through October 26, 2004 by dialing (888) 286-8010 US or (617) 801-6888 International and entering Passcode 82941120.

ABOUT IRIDEX

IRIDEX Corporation is a leading worldwide provider of semiconductor-based laser systems for the ophthalmology and dermatology markets. IRIDEX products are sold
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in the United States through a direct sales force and internationally through a network of independent distributors into more than 100 countries. For further information, visit the Company's website at www.iridex.com.

SAFE HARBOR STATEMENT

This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended, relating to the Company's growth prospects, sales, revenues, gross margins, operating efficiencies and profitability, as well as the timing of the release of results of studies related to our products, prospects for our product introductions and developments in the businesses of users of our products. These statements are subject to risks and uncertainties and actual results could differ materially from those projected in the forward-looking statements based on, among other things, the actual order and shipment rate for the Company's ophthalmology and dermatology product lines, market acceptance of the Company's products, the impact of any continuing weakness and uncertainties related to general economic conditions or weakness in overall demand in the Company's markets, especially with regard to the Company's dermatology products which are typically used for elective procedures that can be deferred, the Company's ability to continue to reduce its costs and improve its operating efficiencies and the timing of the release of and actual results of studies related to our products. Risks and uncertainties to which the Company are subject may include, but may not necessarily be limited to, the amount of orders that the Company receives and ships, dependence on international sales and the Company's network of independent distributors, the risks associated with bringing new products to market, the results of clinical trials and competition in our markets. For additional risks, please see those contained in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended January 3, 2004 filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.
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                               IRIDEX Corporation
                Condensed Consolidated Statements of Operations
                     (In thousands, except per share data)
                                  (unaudited)

                                                            Three Months Ended            Nine Months Ended
                                                         October 2,   September 27,   October 2,    September 27,
                                                           2004           2003          2004            2003
                                                           ----           ----          ----            ----
Sales                                                     $  8,178       $  8,267      $ 23,679       $ 22,928
 Cost of sales                                               4,708          4,678        13,187         12,981
                                                          --------       --------      --------       --------
  Gross profit                                               3,470          3,589        10,492          9,947
                                                          --------       --------      --------       --------
Operating expenses:
 Research and development                                    1,025            975         3,409          2,972
 Sales, general and administrative                           3,855          2,402         8,452          7,430
                                                          --------       --------      --------       --------
  Total operating expenses                                   4,880          3,377        11,861         10,402
                                                          --------       --------      --------       --------
Income (loss) from operations                               (1,410)           212        (1,369)          (455)
 Interest and other income, net                                 83             49           212            154
                                                          --------       --------      --------       --------
Income (loss) before income taxes                           (1,327)           261        (1,157)          (301)
 Benefit from income taxes                                     607              0           553            181
                                                          --------       --------      --------       --------
Net income (loss)                                         ($   720)      $    261      ($   604)      ($   120)
                                                          ========       ========      ========       ========
Net income (loss) per common share - basic                ($  0.10)      $   0.04      ($  0.08)      ($  0.02)
                                                          ========       ========      ========       ========
Net income (loss) per common share - diluted              ($  0.10)      $   0.04      ($  0.08)      ($  0.02)
                                                          ========       ========      ========       ========
Shares used in per common share basic calculations           7,244          6,933         7,171          6,922
                                                          ========       ========      ========       ========
Shares used in per common share diluted calculations         7,244          7,043         7,171          6,922
                                                          ========       ========      ========       ========

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                               IRIDEX Corporation
                     Condensed Consolidated Balance Sheets
                                 (In thousands)

                                                              October 2,       January 3,
                                                                 2004             2004
                                                                 ----             ----
                                                              (unaudited)
                                     ASSETS
                                     ------
Current Assets:
 Cash and cash equivalents                                      $  8,612       $ 10,541
 Available-for-sale securities                                     9,511          5,751
 Accounts receivable, net                                          6,516          6,548
 Inventories                                                       8,405          8,721
 Prepaids and other current assets                                   738            934
 Current deferred income taxes                                       972            972
                                                                --------       --------
  Total current assets                                            34,754         33,467

Property and equipment, net                                          772            850
Deferred income taxes                                              2,129          1,522
                                                                --------       --------
  Total assets                                                  $ 37,655       $ 35,839
                                                                ========       ========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------
Current Liabilities:
 Accounts payable                                               $    950       $  1,029
 Accrued expenses                                                  4,613          3,380
 Deferred revenue                                                    789            596
                                                                --------       --------
  Total liabilities                                                6,352          5,005
                                                                --------       --------
Stockholders' Equity:
 Common stock                                                         74             70
 Additional paid-in capital                                       24,988         23,900
 Accumulated other comprehensive loss                                (20)            (1)
 Treasury stock                                                     (430)          (430)
 Retained earnings                                                 6,691          7,295
                                                                --------       --------
  Total stockholders' equity                                      31,303         30,834
                                                                --------       --------
  Total liabilities and stockholders' equity                    $ 37,655       $ 35,839
                                                                ========       ========